Exhibit 2.1

Exhibit B to Proxy Statement/Prospectus

(Form of Certificate of Corporate Domestication)

CERTIFICATE OF CORPORATE DOMESTICATION

OF VERSUS SYSTEMS INC.

The undersigned, presently a corporation organized and existing under the laws of British Columbia, Canada, for the purposes of domesticating under the Delaware General Corporation Law (the “DGCL”), does certify that:

1. Versus Systems Inc. (the “Corporation”) was formed under the laws of British Columbia by way of an amalgamation under the name McAdam Resources, Inc. in the Province of Ontario on December 1, 1988, a subsequent extra-provincial registration in British Columbia on February 2, 1989, and a continuation into British Columbia on January 2, 2007.

2. The name of the corporation immediately prior to the filing of this certificate of corporate domestication was Versus Systems Inc.

3. The name of the corporation as set forth in its certificate of incorporation filed or to be filed in accordance with the DGCL is Versus Systems Inc.

4. The jurisdiction that constituted the seat, siege social, or principal place of business or central administration of the corporation, or other equivalent thereto under applicable law immediately prior to the filing of this certificate of corporate domestication pursuant to the provisions of the DGCL is British Columbia, Canada.

5. The domestication has been approved in the manner provided for by the document, instrument, agreement or other writing, as the case may be, governing the internal affairs of the corporation and the conduct of its business or by applicable non-Delaware law, as appropriate.

6. The effective time of this certificate of corporate domestication shall be ___________ __, 2024.

IN WITNESS WHEREOF, the corporation has caused this Certificate to be executed by its duly authorized officer on this ____ day of ___________, 2024.

VERSUS SYSTEMS INC.,
a British Columbia corporation

By:
Matthew Pierce,
its Chief Executive Officer